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                December 11, 2020

       Zongyi Lian
       Chief Executive Officer
       Wetouch Technology Inc.
       No.29, Third Main Avenue, Shigao Town, Renshou County
       Meishan, Sichuan, China

                                                        Re: Wetouch Technology
Inc.
                                                            Registration
Statement on Form 10
                                                            Filed October 15,
2020
                                                            File No. 000-56215

       Dear Mr. Lian:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Technology
       cc:                                              Mark Crone, Esq.